Exhibit 3.1


                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                       NEW ENGLAND COMMUNITY BANCORP, INC.


                                    ARTICLE I

         The name of the corporation is New England Community Bancorp, Inc. (the "Corporation").

                                   ARTICLE II

         The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at the address is The Corporation Trust Company.

                                   ARTICLE III

         The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV

         A. Authorized Capital Stock. The total number of shares of Capital Stock the Corporation has authority to issue is 20,200,000 shares, consisting of:

                  1.       200,000 shares of Serial Preferred Stock; and

                  2. 20,000,000 shares of Common Stock, par value $.10 per share.

         B. Serial Preferred Stock. The Board of Directors is authorized at any time, and from time to time, to provide for the issuance of shares of Serial Preferred Stock in one or more series, and to determine the designations, preferences, limitations and relative or other rights of the Serial Preferred Stock or any series thereof. For each series, the Board of Directors shall determine, by resolution or resolutions adopted prior to the issuance of any shares thereof, the designations, preferences, limitations and relative or other rights thereof, including but not limited to the following relative rights and preferences, as to which there may be variations among different series:

                  1.       The rate and manner of payment of dividends, if any;

                  2.       The par value thereof, if any;

                  3. Whether shares may be redeemed and, if so, the redemption price and the terms and conditions of redemption;

                  4. The amount payable for shares in the event of liquidation, dissolution or other winding up of the Corporation;

                  5. Sinking fund provisions, if any, for the redemption or purchase of shares;


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                  6.       The terms and conditions, if any, on which shares may
                           be converted or exchanged;

                  7.       Voting rights, if any; and

                  8. Any other rights and preferences of such shares, to the full extent now or hereafter permitted by the laws of the State of Delaware.

         The Board of Directors shall have the authority to determine the number of shares that will comprise each series.

         Prior to the issuance of any shares of a series, but after adoption by the Board of Directors of the resolution establishing such series, the appropriate officers of the Corporation shall file such documents with the State of Delaware as may be required by law.

         C. Common Stock. The shares of Common Stock may be issued by the Corporation from time to time by a resolution approved by its Board of Directors without requiring the approval of its shareholders. The consideration for the issuance of the shares shall be paid in full before their issuance and shall not be less than the par value per share. Neither promissory notes nor future services shall constitute payment or part payment for the issuance of the shares of the Corporation. The consideration for the shares shall be cash, services actually performed for the Corporation, personal property, real property, leases of real property or any combination of the foregoing. In the absence of actual fraud in the transaction, the value of such property, labor or services, as determined by the Board of Directors of the Corporation, shall be conclusive. Upon payment of such consideration such shares shall be deemed to be fully paid and nonassessable.

         Each holder of shares of Common Stock shall be entitled to one vote for each share held by such holder, including the election of directors. There shall be no cumulative voting rights in the election of directors.

         Dividends may be paid on the Common Stock out of any assets legally available for the payment of dividends; but only when and as declared by the Board of Directors.

         In the event of any liquidation, dissolution or winding up of the Corporation the holders of the Common Stock shall be entitled, after payment or provision for payment of all debts and liabilities of the Corporation, to receive the remaining assets of the Corporation available for distribution, in cash or in kind.

         Each share of Common Stock shall have the same relative rights as and be identical in all respects with all the other shares of common stock.

                                    ARTICLE V

         The Corporation is to have perpetual existence.

                                   ARTICLE VI

         The Board of Directors of the Corporation is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

                                   ARTICLE VII

         The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil,




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criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise to the full extent permitted or allowed by Section 145 of the General Corporation Law of Delaware, as it may be amended.

         Notwithstanding any other provision of this Article VII, to the full extent permitted by law, no director of the Corporation shall have any personal liability to the Corporation or its shareholders for monetary damages for breach of his fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.

                                  ARTICLE VIII

         In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

                  To authorize and cause to be executed mortgages, security agreements and other liens upon the real and personal property of the Corporation.

                  To set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created. By a majority of the whole Board, to designate one or more directors as alternate members of any committee and may replace any absent or disqualified member at any meeting of the committee.

                  Any such committee, to the extent provided in the resolutions or in the Bylaws of the Corporation, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; provided, however, the Bylaws may provide that in the absence or disqualification of any member of a committee or committees, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

                  When and as authorized by the affirmative vote of the holders of a majority of the stock issued and outstanding having voting power given at a shareholders' meeting duly called upon such notice is required by statute, or when authorized by the written consent of the holders of a majority of the voting stock issued and outstanding, to sell, lease or exchange all or substantially all of the property and assets of the Corporation, including its good will and its corporate franchises upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property including shares of stock, in and/or other securities of, any other corporation or corporations, as its Board of Directors shall deem expedient and for the best interests of the Corporation.

                                   ARTICLE IX

         Meetings of shareholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provisions



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contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation. Elections of Directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

                                    ARTICLE X

         The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on shareholders and directors are subject to this reserved power.